UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement
Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials

[ ]	Soliciting Material Pursuant to § 240.14a-12

BURLINGTON RESOURCES INC.

(Name of Registrant as Specified in Its Charter)

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[BURLINGTON RESOURCES LOGO]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 21, 2004

TO THE STOCKHOLDERS:

      The Annual Meeting of Stockholders of Burlington Resources Inc. (the “Company”) will be held on Wednesday, April 21, 2004, at 9:00 a.m. local time in the Ambassador Room, The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas, for the following purposes:

1.	To elect fifteen directors, each to hold office for a term of one year.

2.	To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock of the Company to 650,000,000.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the year ended December 31, 2004.

4.	To transact any other business which may be properly brought before the meeting.

      Only stockholders of record at the close of business on February 23, 2004 are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

By Order of the Board of Directors

JEFFERY P. MONTE
Corporate Secretary

March 15, 2004

BURLINGTON RESOURCES INC.

717 Texas, Suite 2100
Houston, Texas 77002

Mailing Date:
March 15, 2004

PROXY STATEMENT

      The enclosed proxy is solicited by the management of Burlington Resources Inc. (the “Company”) for use at the Annual Meeting of Stockholders on April 21, 2004. Shares of common stock, par value $.01 per share (“Common Stock”), of the Company represented by a properly executed proxy will be voted at the meeting. The proxy may be revoked at any time before its exercise by sending written notice of revocation to Mr. Jeffery P. Monte, Corporate Secretary, Burlington Resources Inc., 717 Texas, Suite 2100, Houston, Texas 77002, or by signing and delivering a proxy which is dated and received later, either electronically or by mail, or, if the stockholder attends the meeting in person, by giving notice of revocation to the Inspector of Election at the meeting.

      February 23, 2004 was the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. On that date there were outstanding and entitled to vote 197,668,347 shares of Common Stock, which is the Company’s only class of voting securities. Each stockholder is entitled to one vote for each share of Common Stock held of record. A plurality of the shares of Common Stock present in person or represented by proxy at the meeting is required for the election of Directors. An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting is required for approval of all other items submitted to the stockholders for their consideration. Abstentions are counted in the number of shares present in person or represented by proxy and entitled to vote for purposes of determining whether a proposal has been approved, whereas broker nonvotes are not counted for those purposes.

CORPORATE GOVERNANCE

Board of Director Meetings and Committees

      The Board of Directors of the Company held 5 meetings during 2003. Initially in 2003, the standing committees of the Board of Directors consisted of an Audit Committee and a Compensation and Nominating Committee. Effective March 1, 2003, the Board of Directors revised its committee structure. The standing committees of the Board of Directors currently consist of an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The Audit Committee held 9 meetings during 2003. The Governance and Nominating Committee and its predecessor held 4 meetings during 2003. The Compensation Committee and its predecessor held 3 meetings during 2003. Copies of the Audit Committee, Compensation Committee, and Governance and Nominating Committee Charters, as well as the Corporate Governance Guidelines and the Company’s Code of Business Conduct and Ethics, are available under the Corporate Governance portion of the Investor Relations section of the Company’s Web site at www.br-inc.com.

      During 2003, each Director attended at least 75 percent of the meetings of the Board of Directors and the committees thereof on which such Director served. The Company’s Corporate Governance Guidelines provide that the preference is that Directors attend the annual meeting of stockholders. All members of the Company’s Board of Directors attended the Annual Meeting of Stockholders in 2003.

      The Audit Committee’s primary purpose is to assist the Board of Directors’ oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, and (d) the performance of the

Company’s internal audit function and independent auditors. The Audit Committee has the sole authority to appoint and terminate the Company’s independent auditors. The Company’s Board of Directors has determined that three members of the Audit Committee are audit committee financial experts as described in Item 401(h) of Regulation S-K, including Mr. Robert J. Harding, Chairman of the Audit Committee. In addition, the Board of Directors has determined that each member of the Audit Committee is independent, as independence for audit committee members is defined in the listing standards for the New York Stock Exchange (“NYSE”). The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934.

      The purpose of the Compensation Committee is to have direct responsibility to (a) review and approve corporate goals and objectives relevant to senior executive compensation (including the Chief Executive Officer), evaluate senior management’s performance in light of those goals and objectives, and determine and approve senior management’s compensation level based on their evaluation and (b) make recommendations to the Board of Directors, as appropriate, with respect to non-senior management compensation, incentive-compensation plans and equity-based plans. The Company’s Board of Directors has determined that each member of the Compensation Committee is independent, as independence for compensation committee members is defined in the listing standards for the NYSE.

      The Governance and Nominating Committee is responsible for (a) identifying individuals qualified to serve on the Board of Directors, and recommending that the Board of Directors select director nominees to be considered for election at the Company’s next annual meeting of shareholders or to be appointed by the Board of Directors to fill an existing or newly created vacancy on the Board of Directors, (b) identifying members of the Board of Directors to serve on each board committee and to serve as chairman thereof and recommending each such member and chairman to the Board of Directors, (c) developing and revising as appropriate Corporate Governance Guidelines applicable to the Company and recommending such guidelines or revisions to the Board of Directors, (d) overseeing the evaluation by the Board of Directors of itself and its committees, (e) overseeing the evaluation of management, (f) identifying individuals to serve as officers of the Company and recommending such individuals to the Board of Directors and (g) reviewing with the Chief Executive Officer matters of management succession. The Company’s Board of Directors has determined that each member of the Governance and Nominating Committee is independent, as independence for nominating committee members is defined in the listing standards for the NYSE.

Executive Sessions of the Board of Directors

      Non-Management Directors meet regularly in executive sessions following each regularly scheduled meeting of the Board of Directors. “Non-Management” Directors are all those Directors who are not Company employees and includes Directors, if any, who are not independent as determined by the Board of Directors. The Non-Management Directors consist of all current Directors, except Messrs. Shackouls, Limbacher and Shapiro. Executive sessions are led by a presiding Non-Management Director. Except as otherwise designated, the Chairman of the Compensation Committee will serve as the presiding Non-Management Director at each such executive session.

Communications with Directors

      The Company’s Board of Directors has adopted Corporate Governance Guidelines that provide that security holders of the Company and other interested parties may communicate with one or more of the Company’s Directors (including any presiding Director or the Non-Management Directors as a group) by mail in care of Jeffery P. Monte, Corporate Secretary, Burlington Resources Inc., 717 Texas, Suite 2100, Houston, Texas 77002. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate Director or Directors for review.

Shareholder Nominations

      The Company’s Corporate Governance Guidelines provide that the Governance and Nominating Committee will consider proposals for nominees for Director from stockholders which are made in writing to Mr. Jeffery P. Monte, Corporate Secretary, Burlington Resources Inc., 717 Texas, Suite 2100, Houston, Texas 77002. In order to nominate a Director at the Annual Meeting, the Company’s By-Laws require that a stockholder follow the procedures set forth in Article II, Section 11 of the Company’s By-Laws (available on the Company’s web site at www.br-inc.com). In order to recommend a nominee for a Director position, a stockholder must be a stockholder of record at the time it gives its notice of recommendation and must be entitled to vote for the election of Directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to the Secretary at the principal executive offices of the Company (i) in the case of a nomination for election at an annual meeting, not less than 60 days prior to the first anniversary of the date of the Company’s notice of annual meeting for the preceding year’s annual meeting; and (ii) in the case of a special meeting at which Directors are to be elected, not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the meeting and of the nominees proposed by the Board of Directors to be elected at the special meeting. In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

      The stockholder notice must set forth the following:

As to each person the stockholder proposes to nominate for election as a Director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such person’s written consent to serve as a director if elected, and

As to the nominating stockholder and the beneficial owner, if any, on whose behalf the nomination is made, such stockholder’s and beneficial owner’s, name and address as they appear on the Company’s books, the class and number of shares of the Company’s common stock which are owned beneficially and of record by such stockholder and such beneficial owner, and an affirmative statement of whether either such stockholder or such beneficial owner intends to deliver a proxy statement and form of proxy to a sufficient number of stockholders to elect such nominee or nominees.

      In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Governance and Nominating Committee Nominations

      The Governance and Nominating Committee selects each nominee based on the nominee’s skills, achievements and experience. As set forth in the Company’s Corporate Governance Guidelines, the following criteria will be considered in selecting candidates for the Board of Directors: independence, wisdom, integrity, an understanding and general acceptance of the Company’s corporate philosophy, valid business or professional knowledge and experience that can bear on the Company’s and the Board of Director’s challenges and deliberations, a proven record of accomplishment with excellent organizations, an inquiring mind, a willingness to speak one’s mind, an ability to challenge and stimulate management, future orientation, a willingness to commit time and energy, diversity, and international/global experience.

      When seeking candidates for Director, the Governance and Nominating Committee may solicit suggestions from incumbent Directors, management, stockholders or others. While the Committee has authority under its charter to retain a search firm for this purpose, no such firm was utilized in 2003. After conducting an initial evaluation of a potential candidate, the Committee will interview that candidate if it believes such candidate might be suitable to be a Director. The Committee may also ask the candidate to meet with management. If the Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s election.

      Ms. Alexander and Mr. Runde, who were elected as Directors by the Board of Directors in January 2004, are standing for election by the stockholders for the first time. Ms. Alexander and Mr. Runde were initially recommended to the Committee for consideration by the Chairman of the Governance and Nominating Committee and the Chief Executive Officer, respectively, who believe such individuals will make valuable additions to the Board of Directors.

STOCK OWNERSHIP OF MANAGEMENT
AND CERTAIN OTHER HOLDERS

      The following table sets forth information about the only known beneficial owners of more than 5% of the Company’s Common Stock as of February 23, 2004. This information is based solely on the Company’s review of Schedules 13G filed by such beneficial owners with the Securities and Exchange Commission (the “SEC”).

		Percent
Name and Address of	Number of	of
Beneficial Owner	Shares	Class

FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson(1)	26,449,384	13.3%
82 Devonshire Street Boston, Massachusetts 02109
Harris Associates L.P. and Harris Associates Inc.(2)	12,243,464	6.2%
Two North LaSalle Street, Suite 500 Chicago, Illinois 60602-3790
Capital Research and Management Company(3)	15,550,000	7.8%
333 South Hope Street
Los Angeles, California 90071

NOTES

(1)	In its Schedule 13G filed February 17, 2004 with respect to its securities as of December 31, 2003, FMR Corp. states that it has sole voting power as to 2,468,999 shares, shared voting power as to no shares, sole dispositive power with respect to 26,449,384 shares and shared dispositive power with respect to no shares. Mr. Johnson and Ms. Johnson state that they each have sole and shared voting power as to no shares, sole dispositive power with respect to 26,449,384 shares and shared dispositive power with respect to no shares.

(2)	In its Schedule 13G filed February 13, 2004 with respect to its securities as of December 31, 2003, Harris Associates L.P. states that it has sole voting power as to no shares, shared voting power as to 12,243,464 shares, sole dispositive power with respect to 2,966,564 shares and shared dispositive power with respect to 9,276,900 shares. Harris Associates Inc. states that it has sole voting power as to no shares, shared voting power as to 12,243,464 shares, sole dispositive power with respect to 2,966,564 shares and shared dispositive power with respect to 9,276,900 shares.

(3)	In its Schedule 13G filed February 13, 2004 with respect to its securities as of December 31, 2003, Capital Research and Management Company states that it has sole voting power as to no shares, shared voting power as to no shares, sole dispositive power with respect to 15,550,000 shares and shared dispositive power as to no shares.

      The following table sets forth the number of shares of Common Stock beneficially owned as of February 23, 2004 by each Director or nominee for Director, the executive officers of the Company named in the Summary Compensation Table below, and by all Directors and executive officers as a group. No individual Director or nominee for Director or named executive officer beneficially owns 1 percent or more of the Company’s outstanding Common Stock, nor do the Directors and executive officers as a group.

	Number of Shares

	Beneficially	Deferral
Name	Owned (1)	Plans (2)	Total

Ms. Barbara T. Alexander	5,000	1,000	6,000
Mr. Reuben V. Anderson	10,000	6,623	16,623
Ms. Laird I. Grant	19,762	12,747	32,509
Mr. Robert J. Harding	8,000	4,544	12,544
Mr. John T. LaMacchia	22,000	6,291	28,291
Mr. Randy L. Limbacher	216,138	27,703	243,841
Mr. James F. McDonald	20,653	6,293	26,946
Mr. Kenneth W. Orce	33,251	9,290	42,541
Mr. Donald M. Roberts	39,359	18,880	58,239
Mr. James A. Runde	5,000	1,000	6,000
Mr. John F. Schwarz	23,088	9,825	32,913
Mr. Walter Scott, Jr.	19,296	17,360	36,656
Mr. Bobby S. Shackouls	635,914	177,867	813,781
Mr. Steven J. Shapiro	201,427	36,698	238,125
Mr. William E. Wade, Jr.	10,300	3,063	13,363
Mr. L. David Hanower	195,718	61,346	257,064
Mr. John A. Williams	168,051	20,967	189,018
All Directors and Executive Officers as a Group (17 persons)

	1,632,957	421,497	2,054,454

NOTES

(1)	For purposes of this table, shares are considered to be “beneficially” owned if the person directly or indirectly has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of February 23, 2004. As a result, the number of shares shown in this column includes for Ms. Alexander, Mr. Anderson, Ms. Grant, Mr. Harding, Mr. LaMacchia, Mr. Limbacher, Mr. McDonald, Mr. Orce, Mr. Roberts, Mr. Runde, Mr. Schwarz, Mr. Scott, Mr. Shackouls, Mr. Shapiro, Mr. Wade, Mr. Hanower, and Mr. Williams 5,000, 9,000, 14,000, 7,000, 14,000, 172,100, 13,000, 20,626, 14,000, 5,000, 20,626, 13,000, 550,000, 145,000, 9,000, 165,125, and 135,000 shares, respectively, and 1,311,477 shares for all Directors and executive officers as a group, which such person (or group) has the right to acquire within 60 days of February 23, 2004. For Messrs. Shackouls, Limbacher, Shapiro, Hanower and Williams, the number of shares shown in this column includes 80,000, 25,000, 40,000, 20,000, and 20,000, shares of Common Stock, respectively, subject to restrictions. Unless otherwise indicated below, the Directors, nominees for Directors, and executive officers named in the table above have sole voting and investment authority with respect to the shares set forth in the table.

(2)	These shares represent the economic equivalent of shares of Common Stock, and were received as a result of grants under the Phantom Stock Plan for Non-Employee Directors and several deferred compensation plans of the Company. These share equivalents are subject to Common Stock market price fluctuations.

(3)	Includes 3,000 shares of Common Stock owned by trusts of which Mr. Orce’s wife is trustee and their children are beneficiaries. Mr. Orce disclaims beneficial ownership of these shares.

ELECTION OF DIRECTORS

      In accordance with the By-Laws of the Company, the Board of Directors has fixed the number of Directors constituting the Board of Directors at fifteen. It is proposed to elect fifteen Directors, each to hold office for a term of one year and until his or her successor shall have been elected and qualified.

      The Company’s Board of Directors has adopted categorical standards to assist it in making determinations of independence for Directors. The standards are attached as Schedule A to this Proxy Statement. The Board of Directors has determined that each of the Non-Management Directors is independent in accordance with such categorical standards.

      Unless otherwise instructed by the stockholder, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the nominees named in this Proxy Statement, subject to the condition that if any of the named nominees should be unable to serve, discretionary authority is reserved to vote for a substitute. No circumstances are presently known which would render any nominee named herein unable or unwilling to serve. Holders of the voting stock may not cumulate their votes in the election of Directors.

      Each of the following nominees is a Director of the Company at the present time:

      MS. BARBARA T. ALEXANDER—Age—55. Independent Consultant. Since January 2004, Ms. Alexander’s principal occupation has been as shown above. From October 1999 to January 2004, Ms. Alexander was Senior Advisor to UBS Warburg LLC. From January 1992 to October 1999, Ms. Alexander was Managing Director of UBS Warburg and its predecessors. Ms. Alexander has been a Director of the Company since January 2004. Ms. Alexander is also a director of Centex Corp. and Harrah’s Entertainment, Inc.

      MR. REUBEN V. ANDERSON—Age—61. Member—Audit Committee and Governance and Nominating Committee. Partner, Phelps Dunbar, Jackson, Mississippi—Law. For more than five years, Mr. Anderson’s principal occupation has been as shown above. Mr. Anderson has been a Director of the Company since July 2001. Mr. Anderson is also a director of BellSouth, The Kroger Company, Mississippi Chemical Corporation and Trustmark National Bank.

      MS. LAIRD I. GRANT—Age—58. Member—Audit Committee. Managing Director, U.S. Trust Company and Chief Investment Officer, U.S. Trust Company of Florida, Naples, Florida—Investment Management. Since December 2002, Ms. Grant’s principal occupation has been as shown above. From October 2001 to December 2002, Ms. Grant’s principal occupation was Managing Director of U.S. Trust Company. From December 1998 to October 2001, Ms. Grant was retired. From January 1995 to December 1998, Ms. Grant was President, Chief Executive Officer, Chief Investment Officer and Director, Rockefeller & Co., Inc., a registered investment advisor. Ms. Grant has been a Director of the Company since July 1996.

      MR. ROBERT J. HARDING—Age—46. Chairman—Audit Committee. Member—Governance and Nominating Committee. Chairman, Brascan Corporation, Toronto, Canada — Real Estate, Financial and Power Generation Company with Investments in Natural Resources. Since August 1997, Mr. Harding’s principal occupation has been as shown above. Mr. Harding is a Fellow Chartered Accountant, an honor given by the Ontario Institute of Chartered Accountants to senior chartered accountants to recognize their contributions to the profession. Mr. Harding has been a Director of the Company since April 2002. Mr. Harding is also a director of BPO Properties Inc., Falconbridge Limited, Nexfor Inc. and Noranda Inc.

      MR. JOHN T. LAMACCHIA—Age—62. Member—Compensation Committee. Chairman and Chief Executive Officer, Tellme Networks, Inc., Mountain View, California—Telecommunications. Since September 2001, Mr. LaMacchia’s principal occupation has been as shown above. From May 2000 to September 2001, Mr. LaMacchia was retired. From May 1999 to May 2000, Mr. LaMacchia was President and Chief Executive Officer of Cellnet Data Systems, Inc. From October 1993 through February 1999, Mr. LaMacchia was President and Chief Executive Officer, Cincinnati Bell Inc. Mr. LaMacchia has been a Director of the Company since July 1996. Mr. LaMacchia is also a director of The Kroger Company. In February 2000, Cellnet Data Systems Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the United States

Bankruptcy Code in connection with the acquisition of the company’s assets and assumption of certain debt by Schlumberger Limited.

      MR. RANDY L. LIMBACHER—Age—45. Office of the Chairman, Executive Vice President and Chief Operating Officer, Burlington Resources Inc., Houston, Texas. Since January 2004, Mr. Limbacher’s principal occupation has been as shown above. From December 2002 to January 2004, Mr. Limbacher was Executive Vice President and Chief Operating Officer of the Company. From April 2001 to December 2002, Mr. Limbacher was Senior Vice President, Production, for the Company. From December 2000 to July 2001, Mr. Limbacher was President and Chief Executive Officer of BROG GP Inc., general partner of Burlington Resources Oil & Gas Company LP and from July 1998 to December 2000, Mr. Limbacher was President and Chief Executive Officer of Burlington Resources Oil & Gas Company, each wholly-owned subsidiaries of the Company. Mr. Limbacher has been a Director of the Company since January 2004.

      MR. JAMES F. MCDONALD—Age—64. Member—Compensation Committee and Governance and Nominating Committee. Chairman, President and Chief Executive Officer, Scientific–Atlanta, Inc., Lawrenceville, Georgia—Telecommunications. Since November 2000, Mr. McDonald’s principal occupation has been as shown above. From July 1993 to November 2000, Mr. McDonald was President and Chief Executive Officer, Scientific-Atlanta, Inc. Mr. McDonald has been a Director of the Company since October 1988. Mr. McDonald is also a director of Mirant Corporation and National Data Corporation.

      MR. KENNETH W. ORCE—Age—60. Chairman—Governance and Nominating Committee. Senior Partner, Cahill Gordon & Reindel LLP, New York, New York—Law. For more than five years, Mr. Orce’s principal occupation has been as shown above. Mr. Orce has been a Director of the Company since October 1997.

      MR. DONALD M. ROBERTS—Age—68. Member—Audit Committee. Retired. Mr. Roberts has been retired since September 1995. From February 1990 until September 1995, Mr. Roberts was Vice Chairman and Treasurer, United States Trust Company of New York and its parent, U.S. Trust Corporation. Mr. Roberts has been a Director of the Company since July 1993. Mr. Roberts is also a director of York International Corporation.

      MR. JAMES A. RUNDE—Age—57. Special Advisor, Morgan Stanley & Co., Incorporated, New York, New York—Investment Banking. Since January 2004, Mr. Runde’s principal occupation has been as shown above. For more than five years prior to January 2004, Mr. Runde was Vice Chairman of Morgan Stanley & Co., Incorporated. Mr. Runde has been a Director of the Company since January 2004.

      MR. JOHN F. SCHWARZ—Age—67. Member—Compensation Committee. Chairman, President and Chief Executive Officer, Entech Enterprises, Inc., Houston, Texas—Energy Investments. For more than five years, Mr. Schwarz’ principal occupation has been as shown above. Mr. Schwarz has been a Director of the Company since October 1997. Mr. Schwarz is also a director of NS Group, Inc.

      MR. WALTER SCOTT, JR.—Age—72. Chairman—Compensation Committee. Member—Governance and Nominating Committee. Chairman, Level 3 Communications, Inc., Omaha, Nebraska — Telecommunications and Internet Services. Since April 1998, Mr. Scott’s principal occupation has been as shown above. From 1979 through March 1998, Mr. Scott was Chairman and President of Peter Kiewit Sons’, Inc. Mr. Scott has been a Director of the Company since July 1988. Mr. Scott is also a director of Berkshire Hathaway Inc., Commonwealth Telephone Enterprises, Inc., Mid-American Energy Holdings, Peter Kiewit Sons’ Inc., RCN Corporation and Valmont Industries, Inc.

      MR. BOBBY S. SHACKOULS—Age—53. Member—Office of the Chairman. Chairman of the Board, President and Chief Executive Officer, Burlington Resources Inc., Houston, Texas. Since July 1997, Mr. Shackouls’ principal occupation has been as shown above. Mr. Shackouls has been a Director of the Company since December 1995. Mr. Shackouls is also a director of The Kroger Company.

      MR. STEVEN J. SHAPIRO—Age—51. Office of the Chairman, Executive Vice President and Chief Financial Officer, Burlington Resources Inc., Houston, Texas. Since January 2004, Mr. Shapiro’s principal occupation has been as shown above. From December 2002 to January 2004, Mr. Shapiro was Executive Vice

President and Chief Financial Officer of the Company. From October 2000 to December 2002, Mr. Shapiro was Senior Vice President and Chief Financial Officer of the Company. From December 1993 to September 2000, Mr. Shapiro was Senior Vice President and Chief Financial Officer of Vastar Resources, Inc., and a director of such company from January 1994 to September 2000. Mr. Shapiro has been a Director of the Company since January 2004.

      MR. WILLIAM E. WADE, JR.—Age—61. Member—Compensation Committee. Retired. For most of 1998, Mr. Wade was President of Atlantic Richfield Company (“ARCO”), an oil and gas company. He served as an Executive Vice President of ARCO from June 1993 to January 1998. Mr. Wade has been a Director of the Company since July 2001.

Directors’ Compensation

      Directors who are not officers or employees of the Company will receive an annual retainer of $75,000. In addition, the Chairman of each Committee of the Board of Directors receives an annual retainer of $5,000. However, as of the date of the 2004 Annual Meeting, the Chairman of the Audit Committee will receive an annual retainer of $10,000. Directors who are also officers or employees of the Company do not receive any compensation for duties performed as Directors. Directors who are not officers or employees of the Company may defer all or part of their compensation.

      The Company’s 2000 Stock Option Plan for Non-Employee Directors provides for the annual grant of a nonqualified option for 2,000 shares of Common Stock immediately following the Annual Meeting of Stockholders to Directors who are not employees of the Company. In addition, an option for 5,000 shares is granted upon a Director’s initial election or appointment to the Board of Directors. The exercise price per share with respect to each option is the fair market value (as defined in the plan) of the Common Stock on the date the option is granted. During 2003, an annual option for 2,000 shares of Common Stock was granted to Ms. Grant and to each of Messrs. Anderson, Harding, LaMacchia, McDonald, Orce, Roberts, Schwarz, Scott and Wade pursuant to this plan. In addition, in January 2004 an option for 5,000 shares of Common Stock was granted pursuant to this plan to each of Ms. Alexander and Mr. Runde upon their election to the Board of Directors.

      The Company’s Phantom Stock Plan for Non-Employee Directors provides that immediately following each Annual Meeting of Stockholders, a memorandum account established for each of the Directors who is not an employee of the Company will be credited with 1,000 shares of phantom stock. Dividends paid per share of Common Stock are deemed to be paid per share of phantom stock and are reinvested in additional phantom stock pursuant to the plan. Amounts credited to the memorandum accounts pursuant to this plan are unfunded obligations of the Company. Upon termination of service as a Director, phantom shares credited in the memorandum account will be valued at the fair market value of the Company’s Common Stock at that time and paid in cash.

      In 1991, the Company established a Charitable Award Program for Directors who have served on the Board of Directors for at least two years. Upon the death of a Director eligible to participate in the program, the Company will donate $1 million to one or more educational institutions of higher learning or other charitable organizations (which may include private foundations) nominated by the Director and, in the case of charitable organizations, approved by the Board of Directors. In January 2003, the Board of Directors amended the program to provide that persons first elected to serve on the Board of Directors after January 2003 are not eligible to participate in the program.

Stock Ownership

      The Company’s Board of Directors established stock ownership guidelines for Non-Management Directors in 2004 to ensure that such Directors will have a significant personal investment in Company Common Stock. The guidelines require Non-Management Directors to hold the equivalent of two times the amount of the Company’s annual retainer for Non-Management Directors in the Company’s Common Stock. Directors will have three years from the date of initial election to meet the target levels. As of February 23,

2004, the record date for the Annual Meeting, each of the Company’s Non-Management Directors had attained the stock ownership targets currently required by the guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and Directors and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities to file initial reports of ownership and changes in ownership with the SEC. Such officers, Directors and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms and amendments thereto furnished to the Company during the Company’s most recent fiscal year by the Company’s executive officers, Directors, and persons who beneficially owned more than 10 percent of a registered class of the Company’s equity securities, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except that, due to a technical error by the Company, a form 4 for Mr. McDonald reporting the acquisition of 15 shares of phantom stock as a result of dividend reinvestment was filed 20 days late. In addition, the Company filed late form 4s for each of Ms. Alexander and Mr. Runde reporting the acquisition of 1,000 shares of phantom stock upon their election as Directors of the Company in January 2004.

Certain Relationships and Related Transactions

      Kenneth W. Orce, a member of the Board of Directors of the Company, is a senior partner at the law firm of Cahill Gordon & Reindel LLP, which provides legal services to the Company and its subsidiaries. For the fiscal year ended December 31, 2003, the total legal fees paid by the Company to Cahill Gordon & Reindel LLP represented less than 0.5 percent of the gross revenue of the firm.

      Walter Scott, Jr., a member of the Board of Directors of the Company, is a majority shareholder of MidAmerican Energy Holdings Company (“MidAmerican”). For the fiscal year ended December 31, 2003, the Company’s gas sales to MidAmerican were approximately $7,914,000, representing 0.31 percent of the Company’s total gas sales. The Company’s gas purchases from MidAmerican were approximately $96,000. Together, these amounts represented 0.16 percent of MidAmerican’s consolidated gross revenues reported for its fiscal year ended December 31, 2002.

REPORT ON EXECUTIVE COMPENSATION

BY THE COMPENSATION COMMITTEE

      The Compensation Committee of the Board of Directors (the “Committee”) is composed entirely of Directors who are not employees of the Company. The Committee is responsible for establishing and administering the Company’s executive compensation program.

Compensation Philosophy And Objectives

      The philosophy underlying the development and administration of the Company’s annual and long-term compensation plans is the alignment of the interests of the Company’s executives with those of the shareholders. Key elements of this philosophy are:

•	Establishing compensation plans which strengthen the Company’s ability to attract and retain executives and key employees and to deliver pay commensurate with the Company’s performance, as measured by strategic, operating and financial objectives.

•	Providing significant equity-based incentives for executives to ensure that they are motivated over the long term to respond to the Company’s business challenges and opportunities as owners rather than just as employees.

•	Rewarding executives for superior performance when shareholders receive an above-average return on their investment over the long term.

      One of the Committee’s objectives is to position executive base salaries to be competitive with other companies in the energy sector. In 2003, the Company’s executive base salaries were at the median when compared to a group of oil and gas companies. This compensation comparator group consists of ten independent and integrated oil and gas companies, including those currently in the Company’s self-constructed peer group which is used in the Comparison of Cumulative Total Shareholder Return, as well as Amerada Hess Corporation, Kerr-McGee Corporation, Marathon Oil Corporation and Occidental Petroleum Corporation. The performance of the companies in the compensation comparator group is not considered in establishing executive base salaries.

      The Incentive Compensation Plan, or annual bonus plan, is the program by which executives can earn additional compensation based on individual, division and Company performance relative to certain annual objectives. At maximum award levels, total annual cash compensation for the Company’s executives is in the top quartile of the compensation comparator group’s total annual cash compensation. The plan allows for maximum awards of up to 187.5 percent of base salary. In evaluating the Company’s 2003 performance, the Committee considered a combination of strategic, operating and financial objectives, including Return on Capital Employed, growth in Appraised Net Worth per share, Unit Cash Costs, Change in Production per Share and Reserve Replacement Costs. The change in Appraised Net Worth is calculated on a price normalized basis. These measures were specifically weighted and are considered to be critical to the Company’s fundamental goal of building shareholder value. In addition, the Committee has the discretion to modify the result of these measures based upon the Company’s relative Total Shareholder Return as compared to its self-constructed peer group and the Company’s environmental health and safety performance.

      The Company’s long-term incentive program consists of stock options and restricted stock granted under the 2002 Stock Incentive Plan (the “Stock Incentive Plan”) and performance share units granted under the 2001 Performance Share Unit Plan (the “PSU Plan”). The Committee’s objective is to structure the executives’ overall long-term incentive compensation opportunity at approximately the seventy-fifth percentile of the long-term compensation opportunity provided by the compensation comparator group for comparable positions and to emphasize equity as the cornerstone of the Company’s long-term incentive compensation program. Long-term incentive benefits are dependent on the Company’s achievement of its strategic, operating and financial goals, the Company’s relative Total Shareholder Return as compared to the TSR peer group, and the price of the Company’s Common Stock.

      Under the Stock Incentive Plan, stock options are granted to executives, managers and key employees. The options vest no earlier than one year after the grant date, have a term of ten years and have an exercise price equal to the fair market value of the Common Stock on the day of grant. Restricted stock is also granted to this group of employees. The restrictions on this stock generally lapse on the third anniversary of the date of grant.

      Vesting of units under the PSU Plan occurs over a four year performance period ending in December 2004 and is dependent on the Company’s achievement of its strategic, operating and financial objectives and the Company’s relative Total Shareholder Return. Up to 25 percent of the units granted are eligible to vest and pay-out for each year of the plan. Units which do not vest in any given year may be carried over for vesting consideration at the end of the four year cycle.

      The deferred compensation provisions of the Company’s compensation plans, including the PSU Plan and the Incentive Compensation Plan, permit participants to allocate all or a portion of their deferred compensation in a variety of investment funds, including phantom shares of the Company’s Common Stock. As an inducement for executives to increase their exposure to the Company’s Common Stock, the plans permit executives the opportunity to invest their deferred PSU Plan and Incentive Compensation Plan pay-out in phantom shares at 75 percent of the fair market value of the Company’s Common Stock, provided that such funds may not be transferred to another investment fund for three years or until termination of employment. In addition, the Stock Incentive Plan permits a participant to forfeit Restricted Stock and receive phantom stock in the deferral plans at fair market value.

      The Omnibus Budget Reconciliation Act of 1993 places a limit on the amount of certain types of compensation for each of the executive officers which may be tax deductible by the Company. The Company’s policy is, primarily, to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value. Where it is consistent with this compensation philosophy, the Committee will also attempt to structure compensation programs that are tax-deductible by the Company.

Company Performance And Compensation

Annual Incentive Award

      The Company’s annual incentive award payout reflected a year of strong performance. Return on Capital Employed and price normalized Appraised Net Worth per share were rated as outstanding. Unit Cash Costs received an excellent rating. Reserve Replacement Costs was rated as acceptable. Change in Production per share was rated at “threshold”. Through internal development and acquisitions, the Company replaced 142 percent of production for the year.

      In view of these results, the Committee awarded Mr. Shackouls an annual incentive award of $1,069,575, which represents 109.7 percent of his base salary. Similarly, the Committee awarded the other executive officers 109.7 percent of their base salaries.

      In general, the Committee reviews the base salaries for the executive group every year and in connection with promotions or significant changes in responsibilities. In January 2004, the base salaries for Messrs. Limbacher, Shapiro and Hanower were adjusted. The base salaries for the other executive officers were not adjusted.

Long-Term Incentive Plan Payout

      The Company’s performance, for purposes of the PSU Plan pay-out, was evaluated over a three year period, beginning January 1, 2001 and ending December 31, 2003. The Committee determined that the Company’s performance was excellent and its Total Shareholder Return was excellent, compared to the self-constructed TSR peer group. Based on the Company’s performance, the Committee approved the vesting of 75 percent of the eligible units for 2003 or 37,500 units for Mr. Shackouls and an aggregate of 45,000 units for the other executive officers.

      Pay-out under the PSU Plan, which occurred in January 2004, was based on the number of vested units multiplied by the average closing price of the Company’s Common Stock for the 20 trading days prior to and including December 31, 2003. Payments under this plan consisted of $2,053,500 to Mr. Shackouls and an aggregate of $2,464,200 to the other executive officers.

Long-Term Incentive Plan Awards

      As an incentive for future performance and consistent with the objective of targeting long-term incentive compensation at the seventy-fifth percentile when compared to the comparator group of oil and gas companies, the Committee in January 2004 granted Mr. Shackouls 100,000 stock options and 30,000 shares of restricted stock. The Committee also granted the other executive officers an aggregate of 110,000 stock options and an aggregate of 35,000 shares of restricted stock. The grant of restricted stock vests three years from the date of the grant.

Stock Ownership

      The Committee established stock ownership guidelines in 1993 to more closely align executive management’s personal financial interests with the interests of all shareholders. The guidelines require executives, depending upon their position, to hold the equivalent of one to four times their base pay in the Company’s Common Stock. For new incumbents, these targets are to be achieved within five years of their appointment to the position. As of February 23, 2004, the record date for the Annual Meeting, each of the Company’s executive officers had attained the stock ownership targets currently required by the guidelines.

COMPENSATION COMMITTEE

Mr. Walter Scott, Jr., Chairman
Mr. John T. LaMacchia
Mr. James F. McDonald
Mr. John F. Schwarz
Mr. William E. Wade, Jr.

Performance Graph

      The Company compares the Cumulative Total Shareholder Return on the Common Stock of the Company with that of a self-constructed peer group. The peer group consists of Anadarko Petroleum Corp., Apache Corp., Devon Energy Corporation, EOG Resources, Inc., Noble Energy, Inc. and Unocal Corporation.

             Comparison of 5-Year Cumulative Total Shareholder Return

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Burlington Resources	$100	$94	$145	$109	$126	$165
Corporate Peers	100	117	212	169	163	209
S & P 500	100	121	110	97	76	97

YEAR ENDED DECEMBER 31

Comparison of 3-Year Cumulative Total Shareholder Return

	12/31/2000	12/31/2001	12/31/2002	12/31/2003

Burlington Resources	$100	$75	$87	$114
Corporate Peers	100	80	77	99
S & P 500	100	88	69	88

NOTES

(1)	The index is weighted to reflect the relative market capitalization of the peer group companies at the beginning of each period for which a return is indicated.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following information is furnished for the years ended December 31, 2003, 2002, and 2001 with respect to the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers of the Company and its subsidiaries during 2003 whose salary and bonus exceeded $100,000 (“named executive officers”). Annual compensation includes amounts deferred at the officer’s election.

					Long-Term Compensation

					Awards
		Annual Compensation					Payouts
						Securities
Name and Principal				Other Annual	Restricted	Underlying	LTIP	All Other
Position	Year	Salary	Bonus(1)	Compensation(2)	Stock Awards(3)	Options	Payouts(4)	Compensation(5)

Mr. Bobby S. Shackouls	2003	$975,000	$1,069,575	$129,272	$1,281,300	100,000	$2,053,500	$156,427
Chairman of the Board,	2002	$975,000	$1,195,350	$134,731	$707,800	140,000	$1,585,875	$141,541
President and Chief	2001	$975,000	$1,109,550	$147,945	$985,000	100,000	$911,500	$123,137
Executive Officer
Mr. Randy L. Limbacher	2003	$425,020	$466,247	$47,003	$427,100	35,000	$718,725	$121,091
Executive Vice President	2002	$400,020	$490,425	$6,600	$176,950	35,000	$396,469	$74,493
and Chief Operating Officer	2001	$400,020	$455,223	$5,270	$246,250	25,000	$227,875	$64,376
Mr. Steven J. Shapiro	2003	$425,020	$466,247	$243,848	$427,100	35,000	$718,725	$97,127
Executive Vice President	2002	$400,020	$490,425	$135,816	$943,350	35,000	$396,469	$51,315
and Chief Financial Officer	2001	$400,020	$455,223	$73,249	$246,250	25,000	$227,875	$29,064
Mr. John A. Williams	2003	$400,020	$438,822	$1,709	$320,325	25,000	$513,375	$366,579
Senior Vice President,	2002	$400,020	$490,425	$3,558	$176,950	35,000	$396,469	$275,084
Exploration	2001	$400,020	$455,223	$79,210	$246,250	25,000	$227,875	$241,365
Mr. L. David Hanower	2003	$385,020	$422,367	$2,194	$320,325	25,000	$513,375	$91,364
Senior Vice President,	2002	$385,020	$472,035	$155,514	$176,950	35,000	$396,469	$64,035
Law and Administration	2001	$365,040	$415,416	$97,334	$246,250	25,000	$227,875	$52,605

NOTES

(1)	Unless otherwise noted, bonus payments are reported for the year in which the related services were performed.

(2)	For Mr. Shackouls includes $29,015, $35,138 and $38,338 attributed for personal use of Company airplanes in 2003, 2002 and 2001, respectively and $15,798 for tax and financial planning services in 2003. Includes for Messrs. Limbacher, Shapiro, Williams and Hanower a benefit related to the discount on the deferral of PSU Plan payouts into phantom shares of the Company’s Common Stock as described in footnote (4) below.

(3)	The value of restricted stock reported in this column is based on the closing price of the Common Stock on the New York Stock Exchange on the date of grant. On December 31, 2003, Messrs. Shackouls, Limbacher, Shapiro, Williams and Hanower held 70,000, 20,000, 35,000, 17,500 and 17,500 shares, respectively, of restricted Common Stock, having a market value, based on the closing price of the Common Stock on such date, of $3,876,600, $1,107,600, $1,938,300, $969,150 and $969,150, respectively. For Mr. Shapiro the number of shares of restricted stock includes 20,000 shares of restricted Common Stock granted on October 16, 2002 which vest in equal installments annually over four years. Such shares began vesting on October 16, 2003 and will be fully vested on October 16, 2006. Dividends are paid on restricted Common Stock at the same rate as paid on unrestricted Common Stock.

(4)	Regarding 2003, long-term incentive plan payout pursuant to the Company’s 2001 Performance Share Unit Plan (“PSU Plan”) for the performance period which began January 1, 2003 and ended on December 31, 2003. Under the PSU Plan, this payment is equal to the number of vested units multiplied by the average closing price of the Company’s Common Stock for the 20 business days immediately preceding and including December 31, 2003. Of the units eligible to vest in 2003, 75% were vested. Of this amount, Messrs. Limbacher and Shapiro deferred 14% and 100% of their payouts, respectively, into phantom shares of the Company’s Common Stock at 75% of the fair market value. Regarding 2002, long-term incentive plan payout pursuant to the PSU Plan for the performance period which began January 1, 2002 and ended on December 31, 2002. Under the PSU Plan, this payment is equal to the number of vested units multiplied by the average closing price of the Company’s Common Stock for the 20 business days immediately preceding and including December 31, 2002. Of the units eligible to vest in 2002, 75% were vested. Of this amount, Messrs. Shapiro and Hanower deferred 100% of their payouts into phantom shares of the Company’s Common Stock at 75% of the fair market value. Regarding 2001, long-term incentive plan payout pursuant to the PSU Plan for the performance period which began January 1, 2001 and ended on December 31, 2001. Under the PSU Plan, this payment is equal to the number of vested units multiplied by the average closing price of the Company’s Common Stock for the 20 business days immediately preceding and including December 31, 2001. Of the units eligible to vest in 2001, 50% were vested. Of this amount, Messrs. Williams and Hanower deferred 100% of their payouts, and Mr. Shapiro deferred $159,513, into phantom shares of the Company’s Common Stock at 75% of fair market value.

(5)	Includes matching contributions made by the Company during 2003 in the Company’s Retirement Savings Plan and Supplemental Benefits Plan for Messrs. Shackouls, Limbacher, Shapiro, Williams and Hanower of $141,596, $73,236, $54,927, $71,236 and $68,564, respectively. Includes matching contributions made by the Company during 2002 in the Company’s Retirement Savings Plan and Supplemental Benefits Plan for Messrs. Shackouls, Limbacher, Shapiro, Williams and Hanower of $125,073, $68,419, $51,315, $68,419 and $64,035, respectively. Includes matching contributions made by the Company during 2001 in the Company’s Retirement Savings Plan and Supplemental Benefits

Plan for Messrs. Shackouls, Limbacher, Shapiro, Williams and Hanower of $107,641, $59,002, $29,064, $59,002 and $52,605, respectively. Includes for Messrs. Shackouls, Limbacher and Williams interest accrued during 2003 in excess of 120% of the applicable federal interest rate with respect to salary and bonus deferrals pursuant to the Company’s Deferred Compensation Plan in the amounts of $14,831, $5,569 and $9,213, respectively. Includes for Mr. Williams interest accrued during 2003 in excess of 120% of the applicable federal interest rate with respect to salary and bonus deferrals pursuant to the LL&E Deferred Compensation Arrangement, a closed plan put in place by a predecessor company, in the amount of $234,638. Includes for Messrs. Shackouls, Limbacher and Williams interest accrued during 2002 in excess of 120% of the applicable federal interest rate with respect to salary and bonus deferrals pursuant to the Company’s Deferred Compensation Plan in the amounts of $16,468, $6,073 and $10,011, respectively. Includes for Mr. Williams interest accrued during 2002 in excess of 120% of the applicable federal interest rate with respect to salary and bonus deferrals pursuant to the LL&E Deferred Compensation Arrangement in the amount of $196,653. Includes for Messrs. Shackouls, Limbacher and Williams interest accrued during 2001 in excess of 120% of the applicable federal interest rate with respect to salary and bonus deferrals pursuant to the Company’s Deferred Compensation Plan in the amounts of $15,496, $5,374 and $7,490, respectively. Includes for Mr. Williams interest accrued during 2001 in excess of 120% of the applicable federal interest rate with respect to salary and bonus deferrals pursuant to the LL&E Deferred Compensation Arrangement in the amount of $174,873. Includes for Messrs. Limbacher, Shapiro, Williams and Hanower, as a result of the Company terminating its executive automobile program, a one-time benefit in 2003 of a Company owned automobile valued at $42,287, $42,201, $51,492 and $22,800, respectively.

Options Granted in 2003

      The following information is furnished for the year ended December 31, 2003 with respect to the named executive officers for stock options which were granted in January 2003 under the Burlington Resources Inc. 2002 Stock Incentive Plan.

	Number of
	Securities	% of Total
	Underlying	Options
	Options	Granted	Exercise		Grant Date
	Granted in	to Employees	Price	Expiration	Present
Name	2003(1)	in 2003	Per Share	Date(1)	Value(2)

Mr. Bobby S. Shackouls	97,700(3)	6.3%	$42.02	1/22/13	$1,403,949
	2,300(4)	0.5%		1/21/13	$34,661
Mr. Randy L. Limbacher	32,700(3)	2.1%	$42.02	1/22/13	$469,899
	2,300(4)	0.5%		1/21/13	$34,661
Mr. Steven J. Shapiro	32,700(3)	2.1%	$42.02	1/22/13	$469,899
	2,300(4)	0.5%		1/21/13	$34,661
Mr. John A. Williams	22,700(3)	1.4%	$42.02	1/22/13	$326,199
	2,300(4)	0.5%		1/21/13	$34,661
Mr. L. David Hanower	22,700(3)	1.4%	$42.02	1/22/13	$326,199
	2,300(4)	0.5%		1/21/13	$34,661

NOTES

(1)	Under the terms of the Stock Incentive Plan, options are granted at fair market value and generally may not be exercised until the employee has completed one year of continuous employment with the Company or its subsidiaries from the grant date. Options have a term of ten years and generally terminate (i) three years after the optionee’s death, permanent disability, retirement, or termination in certain circumstances following a “Change in Control” of the Company, as defined in the Stock Incentive Plan, (ii) two years after involuntary termination of the optionee’s employment by the Company without cause (except that the Compensation Committee or a subcommittee thereof may terminate options earlier following involuntary termination of employment of the named executive officers), or (iii) immediately upon voluntary termination of employment by the optionee or involuntary termination of employment by the Company for cause.

(2)	The value has been calculated using a variation of the Black-Scholes stock option valuation methodology. The applied model used the grant date of January 22, 2003, with an option price of $42.02, it assumed a stock price volatility of 36.99 percent, a risk-free rate of return of 4.05 percent, a dividend of $0.55 per year and an expected term until exercise of ten years. The value has been reduced by approximately 24.69 percent to reflect the probability of forfeiture due to termination of employment prior to vesting or of a shortened option term due to termination of employment prior to the expiration date.

(3)	Nonqualified stock options which became exercisable on January 22, 2004.

(4)	Incentive stock options which became exercisable on January 22, 2004.

Aggregated Option Exercises in 2003 and Year-End Values

      The following information is furnished for the year ended December 31, 2003 with respect to the named executive officers for stock option exercises which occurred during 2003.

			Number of
			Securities Underlying		Value of Unexercised
	Number of		Unexercised Options		In-the-Money Options
	Securities		at December 31, 2003		at December 31, 2003(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Bobby S. Shackouls	299,000	$4,130,098	450,000	100,000	$2,427,125	$1,336,000
Mr. Randy L. Limbacher	20,000	$327,507	137,100	35,000	$1,579,871	$467,600
Mr. Steven J. Shapiro	—	—	110,000	35,000	$1,551,800	$467,600
Mr. John A. Williams	35,000	$456,931	110,000	25,000	$1,142,080	$334,000
Mr. L. David Hanower	30,800	$509,384	140,125	25,000	$1,484,375	$334,000

NOTES

(1)	This amount is the aggregate of the market value of the Common Stock at the time each stock option was exercised minus the exercise price for that option.

(2)	This amount is the aggregate of the number of in-the-money options multiplied by the difference between the exercise price for that option and $55.38, the closing price of the Common Stock on the New York Stock Exchange on December 31, 2003.

Pension Plan

      Benefit accruals under the qualified pension plan of the Company and its subsidiaries (the “Pension Plan”) and the nonqualified Supplemental Benefits Plan (the “Supplemental Benefits Plan”) are based on the gross amount of earnings, including incentive bonuses, but excluding all commissions and other extra or added compensation or benefits of any kind or nature. Estimated annual benefit levels under the Plans, based on earnings and years of credited service at age 65, are as follows:

Pension Plan Table

Average	Years of Service at Age 65
Pension
Earnings(1)	15	20	25	30	35

800,000	189,825	253,100	316,375	379,650	442,925
900,000	213,825	285,100	356,375	427,650	498,925
1,000,000	237,825	317,100	396,375	475,650	554,925
1,100,000	261,825	349,100	436,375	523,650	610,925
1,200,000	285,825	381,100	476,375	571,650	666,925
1,300,000	309,825	413,100	516,375	619,650	722,925
1,400,000	333,825	445,100	556,375	667,650	778,925
1,500,000	357,825	477,100	596,375	715,650	834,925
1,600,000	381,825	509,100	636,375	763,650	890,925
1,700,000	405,825	541,100	676,375	811,650	946,925
1,800,000	429,825	573,100	716,375	859,650	1,002,925
1,900,000	453,825	605,100	756,375	907,650	1,058,925
2,000,000	477,825	637,100	796,375	955,650	1,114,925
2,100,000	501,825	669,100	836,375	1,003,650	1,170,925
2,200,000	525,825	701,100	876,375	1,051,650	1,226,925
2,300,000	549,825	733,100	916,375	1,099,650	1,282,925
2,400,000	573,825	765,100	956,375	1,147,650	1,338,925
2,500,000	597,825	797,100	996,375	1,195,650	1,394,925
2,600,000	621,825	829,100	1,036,375	1,243,650	1,450,925
2,700,000	645,825	861,100	1,076,375	1,291,650	1,506,925
2,750,000	657,825	877,100	1,096,375	1,315,650	1,534,925

NOTE

(1)	Average pension earnings for a given year include salary and bonus payments. Under the Pension Plan, the maximum benefit payable in 2004 is $165,000 and the maximum amount of compensation that may be considered is $205,000. Pension Plan benefits are not reduced by Social Security benefits.

      The Pension Plan formula (as amended as of January 1, 1999) for normal retirement benefits at age 65 is 1.1 percent of the highest three-year average earnings, plus 0.5 percent of the highest three-year average earnings in excess of one-third of the FICA taxable wage base in effect during the year of termination, times the number of years of credited service. An early retirement supplement equal to 1 percent of the highest three-year average earnings up to one-third of the FICA taxable wage base in effect in the year of termination, times the number of years of credited service, is payable until age 65. Both the basic benefit and the early retirement supplement are reduced by 2 percent for each year the employee’s actual retirement date precedes the date the employee would have attained age 65. Years of credited service under the Pension Plan at age 65 for Messrs. Shackouls, Limbacher, Shapiro, Williams, and Hanower would be 22, 37, 16, 23, and 34, respectively.

      Effective January 1, 2003, the Company amended its U.S. pension plan to provide cash balance benefits to new employees. U.S. employees hired before January 1, 2003 were given the choice to remain under the prior plan formula or accrue future benefits under the cash balance formula. Messrs. Shackouls, Limbacher, Shapiro, Williams, and Hanower each elected to remain under the prior plan formula and the Pension Plan Table is based on such formula.

Employment Agreements and Severance Plans

      The Company has an agreement with Mr. Shackouls which provides for his employment as Chairman of the Board, President and Chief Executive Officer of the Company at a minimum annual salary of $825,000, effective for three years from the date the Company notifies him that it does not wish to extend the term. The Agreement shall terminate automatically on the date of the Company’s Annual Meeting of Stockholders following Mr. Shackouls’ 60th birthday. The agreement provides that upon termination of employment within two years after a Change in Control of the Company, Mr. Shackouls will be entitled to the greater of the benefits under the employment agreement or the Company’s Executive Change in Control Severance Plan (the “Change in Control Severance Plan”). Pursuant to this agreement, Mr. Shackouls is entitled to approximately thirteen additional years of credited service under the Supplemental Benefits Plan if he remains employed by the Company until age 55 or is terminated by the Company prior to age 55.

      The Change in Control Severance Plan provides severance benefits following a Change in Control for certain officers of the Company and its subsidiaries, including the named executive officers listed in the Summary Compensation Table, in an amount equal to (i) three times the sum of annual salary plus the bonus amount defined in the plan and (ii) a pro rata bonus amount for the year in which the change in control occurs. The Change in Control Severance Plan also provides for the continuation of life, health, survivor benefit and long-term disability insurance for a period of up to 36 months subsequent to a participant’s termination of employment following a Change in Control as well as a supplemental pension payable under the Supplemental Benefits Plan calculated by adding three years of additional credited pension service and certain other benefits. Benefits are payable under the Change in Control Severance Plan for any termination of employment within two years of the date of a Change in Control, except where termination is by reason of death, disability, for cause, instituted by the employee for other than good reason or the employee is offered employment with a divested operating unit of the Company. The Change in Control Severance Plan also provides that the Company will pay legal fees and expenses incurred by a participant to enforce rights or benefits under the plan.

      As defined in the Change in Control Severance Plan, a “Change in Control” shall mean the occurrence of any of the following: (a) a person or group acquires 20% or more of the Company’s voting securities; (b) a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued unless such merger is a “Non-Control Transaction” as defined in the Change in Control Severance Plan; (c) the sale or disposition of substantially all of the Company’s assets; (d) a complete liquidation or dissolution of the Company; or (e) members of the Board of Directors on the effective date of the Change in Control Severance Plan and new members approved by at least two-thirds of such members and previously approved members cease to constitute a majority of the Board of Directors.

      The Company also has an agreement with Mr. Shapiro which provides that if (i) Mr. Shapiro is still employed by the Company on his 55th birthday or (ii) before his 55th birthday, Mr. Shapiro’s employment with the Company is involuntarily terminated by the Company (other than for “Cause” or as a result of his death or “Permanent Disability,” each as defined in the Company’s Key Executive Severance Protection Plan), Mr. Shapiro will receive upon termination of his employment with the Company a supplemental pension benefit equal to the difference between the benefit calculated using his actual service and the benefit calculated assuming Mr. Shapiro had an additional three years of credited service. This supplemental pension benefit will be calculated using the provisions of the qualified Pension Plan and the non-qualified Supplemental Benefits Plan in effect at the time Mr. Shapiro’s employment with the Company is terminated.

      The Company has also agreed to provide certain employees formerly employed in the Company’s Seattle, Washington office, including Mr. Hanower, with additional pension-related benefits if their employment terminates prior to age 60 equal to the lump sum value of the additional benefits the employee would have received under the Company’s Pension Plan and Supplemental Benefits Plan if the employee had retired upon early retirement at age 60, based on the assumptions that the employee’s base salary increases 6% per year, the employee receives the maximum bonus opportunity each year, and the Social Security integration level increases at 5% per year.

      The Internal Revenue Code of 1986, as amended (the “Code”), imposes an excise tax on payments to certain employees following a Change in Control if the payments meet certain requirements and exceed certain limits set forth in the Code. If payments under the Change in Control Severance Plan (the “Severance Payments”) are subject to this excise tax, the Company will pay an additional amount to the participant (the “Gross-Up Payment”) such that the participant retains, after payment of the excise tax on the Severance Payments and the Gross-Up Payment and any income tax and Medicare tax on the Gross-Up Payment, an amount equal to the Severance Payments.

PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S

CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK

      The authorized capital stock of the Company presently consists of 325,000,000 shares of Common Stock, par value of $.01 per share, and 75,000,000 shares of preferred stock, par value $.01 per share. On January 21, 2004, the Board of Directors of the Company conditionally approved a two-for-one stock split to be effected in the form of a stock distribution of one share of Common Stock for each currently issued share of Common Stock, payable on June 1, 2004, to stockholders of record of the Company on May 5, 2004. The Company does not currently have a sufficient number of authorized but unissued shares of Common Stock available to effectuate the stock split, which is conditioned upon, and shall be due and payable only upon, approval by the stockholders of the proposed amendment described below, the filing of the necessary documents with the Delaware Secretary of State to amend the Certificate of Incorporation, and compliance with all applicable laws, regulations and rules of the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange.

      The Board of Directors of the Company has approved, and is recommending to the stockholders for approval at the Annual Meeting, an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock. The proposed amendment would increase the number of authorized shares of Common Stock from 325,000,000 shares to 650,000,000 shares. If approved, Article 4, Section 4.1 of the Company’s Certificate of Incorporation will be amended to read in its entirety as follows:

“4.1 Authorized Capital. The total authorized stock of this corporation shall consist of 650,000,000 shares of common stock having a par value of $.01 per share and 75,000,000 shares of preferred stock having a par value of $.01 per share.”

      Although shares authorized over and above the number required to fund the stock split described above would be available for issuance for other corporate purposes without further action by the stockholders, unless required by the Company’s Certificate of Incorporation or By-Laws, by the rules of any stock exchange on which the Common Stock may be listed, or by applicable law, the Board of Directors has no present plans to issue any additional shares of Common Stock, except for the funding of the stock split described above and in connection with the Company’s existing stock incentive plans.

      Existing holders of shares of Common Stock would have no preemptive rights under the Company’s Certificate of Incorporation or otherwise to purchase any additional shares of Common Stock issued by the Company. It is possible that shares of Common Stock may be issued at a time and under circumstances that may dilute the voting power of existing stockholders, decrease earnings per share and decrease the book value per share of shares presently held.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION.

REPORT BY AUDIT COMMITTEE

      The primary purpose of the Audit Committee is to assist the Board of Directors’ oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors. The Audit Committee is solely responsible for the appointment and compensation of the Company’s independent auditors. The Audit Committee is composed of four independent directors and operates under a written charter adopted and approved by the Board of Directors, attached as Schedule B to this Proxy Statement. During the fiscal year 2003, the Audit Committee held nine meetings.

      It is not the responsibility of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are in all material respects complete and accurate in accordance with generally accepted accounting principles, or to certify the Company’s financial statements. This is the responsibility of management and the independent auditors. It is also not the responsibility of the Audit Committee to guarantee the independent auditor’s report or assure compliance with laws and regulations and the Company’s Code of Business Conduct and Ethics.

      Based on the Audit Committee’s review of the audited financial statements, its discussions with management regarding the audited financial statements, its receipt of written disclosures and the letter from independent auditors required by Independence Standards Board Standard No. 1, its discussions with the independent auditors regarding such auditor’s independence, the audited financial statements, the matters required to be discussed by the Statement on Auditing Standards No. 61 and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2003 be included in the Company’s Annual Report on Form 10-K for such fiscal year.

AUDIT COMMITTEE

Mr. Robert J. Harding, Chairman
Mr. Reuben V. Anderson
Ms. Laird I. Grant
Mr. Donald M. Roberts

APPOINTMENT AND RATIFICATION

OF INDEPENDENT AUDITOR

      The Audit Committee of the Board of Directors is required by law and applicable NYSE rules to be directly responsible for the appointment, compensation and retention of the Company’s independent auditor. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PWC”) as independent auditor for the year ending December 31, 2004. While stockholder ratification of the selection of PWC as the Company’s independent auditor is not required by the Company’s By-laws or otherwise, the Board of Directors is submitting the selection of PWC to the stockholders for ratification in order to enhance its corporate governance practices. If the stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

      Representatives of PWC will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITOR OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2004.

Audit Fees

      The aggregate fees billed for professional services rendered by PWC for the audit of the Company’s financial statements for each of the fiscal years ended December 31, 2003 and December 31, 2002, and the reviews of the financial statements included in the Company’s Forms 10-Q for such fiscal years were $2,586,250 and $2,064,000, respectively.

Audit-Related Fees

      The aggregate fees billed for each of the fiscal years ended December 31, 2003 and December 31, 2002 for assurance and related services rendered by PWC that are reasonably related to the performance of the audit or review of the Company’s financial statements but not reportable as Audit Fees were $114,100 and $151,000 respectively. Audit-Related Fees in 2003 and 2002 were primarily for the Company’s benefit plan audits and accounting consultation.

Tax Fees

      The aggregate fees billed for professional services rendered by PWC for tax compliance, tax advice, and tax planning for each of the fiscal years ended December 31, 2003 and December 31, 2002 were $438,825 and $403,973 respectively. The 2002 fees previously reported did not include $283,223 related to tax compliance services for expatriate employees. Tax Fees in 2003 and 2002 include professional services for preparation of federal tax returns and tax planning related to the Company’s expatriate employees in both the United States and certain other countries and the preparation of federal tax returns for certain subsidiaries of the Company.

All Other Fees

      The aggregate fees billed for services rendered by PWC not reportable as Audit Fees, Audit Related Fees or Tax Fees for each of the fiscal years ended December 31, 2003 and December 31, 2002 were $43,790 and $12,700, respectively. All Other Fees in 2003 primarily relate to consultations regarding the Sarbanes-Oxley Act of 2002. All other fees in 2002 primarily relate to internal audit information technology assistance and business continuity planning consultation.

      None of the services provided by PWC described above were approved by the Audit Committee pursuant to the de minimis exception set forth in 17 CFR 210.2-01(e)(7)(i)(C).

Audit Committee Pre-Approval Policies and Procedures

      The Audit Committee’s policy provides that the Company’s independent auditor (the “Audit Firm”) may provide only those services pre-approved by the Audit Committee or its designated subcommittee. The Audit Committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the Audit Firm. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services. The term of any such pre-approval is for the period of the annual audit cycle, unless the Audit Committee specifically provides for a different period.

      Services proposed to be provided by the Audit Firm that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee or its designated subcommittee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee or its designated subcommittee.

      All requests or applications for the Audit Firm to provide services to the Company must be submitted to the Audit Committee or its designated subcommittee by the Audit Firm and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence. In the event that any representative of the Company or the Audit Firm becomes aware that any services are being, or have been, provided by the Audit Firm to the Company without the requisite pre-approval, such individual must immediately notify the Controller or the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate senior management so that prompt action may be taken to the extent deemed necessary or advisable.

      The Audit Committee may form and delegate to a subcommittee, composed of one or more of its members, the authority to grant specific pre-approvals under its policy with respect to audit, review, attest and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full Audit Committee no later than its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services performed by the Audit Firm to management.

EXPENSES OF SOLICITATION

      The expenses of preparing and mailing this Proxy Statement and the accompanying form of proxy and the cost of solicitation of proxies on behalf of the management will be borne by the Company. In addition, D. F. King & Co. has been retained to aid in the solicitation at an estimated fee of $10,500. Proxies may be solicited by personal interview, mail and telephone. Brokerage houses, other custodians and nominees will be asked whether other persons are beneficial owners of the shares which they hold of record and, if so, they will be supplied with additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse parties holding stock in their names or in the names of their nominees for their reasonable expenses in sending proxy material to their principals.

ELECTRONIC PROXY VOTING

      Registered shareholders can vote their shares via (1) a toll-free telephone call from the U.S. and Canada; or (2) the Internet; or (3) by mailing their signed proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any registered shareholder interested in voting via telephone or the Internet are set forth on the enclosed proxy card.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

      The Securities and Exchange Commission rules regarding the delivery of proxy statements and annual reports permit the Company, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as “householding,” will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for the Company. Each stockholder will continue to receive a separate proxy card.

      We have delivered only one proxy statement and annual report to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. If a stockholder prefers to receive separate copies of the Company’s proxy statement or annual report, either now or in the future, the Company will promptly deliver, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to any stockholder at the shared address to which a single copy was delivered. Such requests should be communicated to the Company’s transfer agent, EquiServe Trust Company, N.A. either by sending a request in writing to P.O. Box 43010, Providence, Rhode Island 02940 or by calling 1-800-736-3001.

      If you are currently a stockholder sharing an address with another stockholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact EquiServe at the address or telephone number indicated above.

OTHER MATTERS

      Management knows of no other matters which are likely to be brought before the meeting. However, if any other matters, not now known or determined, come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote such proxy in accordance with their judgment in such matters.

ANNUAL REPORT

      This Proxy Statement does not include information regarding executive officers called for by Item 401(b) of Regulation S-K because such information is furnished in the Company’s 2003 Annual Report to Stockholders and such information is incorporated herein by reference thereto. A copy of the Company’s 2003 Annual Report to Stockholders is being mailed with this Proxy Statement to each stockholder of record. Stockholders not receiving a copy of such Annual Report may obtain one by writing or calling Mr. Jeffery P. Monte, Corporate Secretary, Burlington Resources Inc., 717 Texas, Suite 2100, Houston, Texas 77002, telephone (713) 624-9500.

SUBMISSION OF STOCKHOLDER PROPOSALS

FOR THE 2004 ANNUAL MEETING

      Stockholder proposals for inclusion in the Proxy Statement to be issued in connection with the 2005 Annual Meeting of Stockholders must be mailed to Mr. Jeffery P. Monte, Corporate Secretary, Burlington Resources Inc., 717 Texas, Suite 2100, Houston, Texas 77002, and must be received by the Corporate Secretary on or before November 15, 2004.

      Stockholder proposals submitted outside of the procedures set forth above, including nominations for Directors, must be mailed to Mr. Jeffery P. Monte, Corporate Secretary, at the address above and must be received by the Corporate Secretary on or before January 14, 2005. If a proposal is received after that date, the Company’s proxy for the 2005 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2005 Annual Meeting.

By Order of the Board of Directors

JEFFERY P. MONTE
Corporate Secretary

SCHEDULE A

BURLINGTON RESOURCES INC.

DIRECTOR INDEPENDENCE STANDARDS

      A member of the Board of Directors of Burlington Resources Inc. ( the “Company”) shall be deemed to have no material relationship with the Company and shall be deemed to be an independent director unless:

(a) such director was, at any time within the prior three years, an employee (other than an interim Chairman or Chief Executive Officer) of the Company or an employee of any of the Company’s subsidiaries;

(b) such director received, in any of the prior three years, more than $100,000 per year in direct compensation from the Company or any of its subsidiaries other than:

(i) director and committee fees;

(ii) pension or other forms of deferred compensation for prior service; provided, however, that such compensation is not contingent in any way on continued service; and

(iii) compensation received for former service as an interim Chairman or Chief Executive Officer;

(c) such director was, at any time within the prior three years, affiliated with or employed by any firm that acted as internal or external auditor of the Company or any of its subsidiaries within the prior three years;

(d) such director was, at any time within the prior three years, employed as an executive officer of another company where any of the Company’s or its subsidiaries’ present executives served at the time on that company’s compensation committee;

(e) such director is an executive officer or employee of another company (other than a charitable organization) that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues in any of the prior three years;

(f) such director was an executive officer of a charitable organization that received contributions from the Company or any of its subsidiaries (excluding matching contributions and contributions under the 1991 Charitable Award Program for Directors) in an amount which, in any single fiscal year, exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues, unless the Board determines that such relationship is not material; or

(g) any of such director’s spouse, parents, children, siblings, in-laws (other than those who are no longer family members as a result of legal separation or divorce, or those who have died or become incapacitated) or persons (other than a domestic employee) who share such director’s home:

(i) was, at any time within the prior three years, an executive officer of the Company or any of its subsidiaries;

(ii) received, in any of the prior three years, more than $100,000 per year in direct compensation from the Company or any of its subsidiaries other than: (x) director and committee fees, (y) pension or other forms of deferred compensation for prior service as an executive employee; provided, however, that such compensation is not contingent in any way on continued service, and (z) compensation received for service as a non-executive employee;

(iii) was, at any time within the prior three years, affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company or any of its subsidiaries;

(iv) was, at any time within the prior three years, employed as an executive officer of another company where any of the Company’s or its subsidiaries’ present executives serve on that company’s compensation committee; or

(v) is an executive officer of another company (other than a charitable organization) that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues in any of the prior three years.

SCHEDULE B

BURLINGTON RESOURCES INC.

AUDIT COMMITTEE CHARTER

Organization

      The Board of Directors shall designate annually an Audit Committee comprised of three or more Directors, who may be removed by the Board of Directors in its discretion. The members of the Audit Committee shall be “independent” as determined in accordance with the laws, rules and regulations of the New York Stock Exchange and Securities and Exchange Commission, financially literate as such qualification is interpreted by the Board of Directors in its business judgment (or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee), and shall otherwise comply with and satisfy the requirements of the New York Stock Exchange, the securities laws and all other applicable laws, rules and regulations. At least one member shall have accounting or related financial management expertise, as the Board of Director interprets such qualification in its business judgment.

      A Chairman of the Audit Committee shall be elected annually by the Board of Directors.

Purpose

      The primary purpose of the Audit Committee is to assist the Board of Directors’ oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and, (4) the performance of the Company’s internal audit function and independent auditors.

      The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

      While the Audit Committee recognizes the importance of its role, it is not the responsibility of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are in all material respects complete and accurate and in accordance with generally accepted accounting principles (“GAAP”), or to certify the Company’s financial statements. These are the responsibilities of management and the independent auditor. It is also not the responsibility of the Audit Committee to guarantee the independent auditor’s report. The Audit Committee shall assist the Board of Directors in overseeing management and the independent auditors in fulfilling their responsibilities in the financial reporting process of the Company.

Meetings

      The Audit Committee shall meet at least four times each year, or more frequently as it deems necessary or appropriate to carry out its responsibilities and may, in its sole discretion, form and delegate authority to subcommittees (comprised only of Audit Committee members) in furtherance of such responsibilities. Meetings of the Audit Committee shall be called by the Chairman of the Audit Committee, the Chairman of the Board or the President of the Company. All such meetings shall be held pursuant to the By-Laws of the Company with regard to notice and waiver thereof, and written minutes of each such meeting shall be duly filed in the Company’s records. In order to foster open communications, the Committee shall meet periodically with senior management, the head of the Company’s internal audit department and the independent auditor in separate private sessions to discuss any matters that the Audit Committee or any such persons believe appropriate.

Relationship With Independent Auditors

      The Audit Committee shall be directly responsible for the appointment, compensation (including as to fees and terms), retention and oversight of the work of the Company’s independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Company’s independent auditor shall report directly to the Audit Committee. All auditing services and permitted non-audit services performed for the Company by the independent auditor shall be preapproved by the Audit Committee subject to applicable laws, rules and regulations. The Audit Committee may form and delegate to a subcommittee the authority to grant preapprovals with respect to auditing services and permitted non-auditing services, provided that any such grant of preapproval shall be reported to the full Audit Committee at its next meeting.

Powers and Responsibilities

A. Oversight of the Company’s Financial Statements and Disclosure Practices

      The Audit Committee shall:

1) Discuss with management and the independent auditor the Company’s annual audited financial statements, including the Company’s disclosures made under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” and recommend to the Board of Directors whether such audited financial statements should be included in the Company’s annual report on Form 10-K.

2) Discuss with management and the independent auditor the Company’s quarterly financial statements, including the Company’s disclosures made under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

3) Review the Company’s disclosure controls and procedures and internal control over financial reporting and the certifications required to be made by any officer of the Company in each of the Company’s quarterly reports on Form 10-Q and the Company’s annual report on Form 10-K (the “Periodic Reports”).

4) Review all reports from the independent auditor pursuant to applicable laws, rules and regulations concerning:

a) all critical accounting policies and practices to be used;

b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5) Discuss with the independent auditor certain matters related to the conduct of the audit pursuant to Statement of Auditing Standards No. 61, including any:

a) Problems or difficulties encountered by the independent auditor in the course of the audit work;

b) Restrictions on the scope of the independent auditor’s activities or access to information;

c) Significant disagreements with management;

d) Communications between the independent auditing team and such team’s national office with respect to auditing or accounting issues presented by the engagement;

e) Accounting adjustments noted or proposed by the independent auditor, but not adopted by the Company; and

f) Management or internal control letter issued or proposed to be issued by the independent auditor and management’s response to that letter.

6) Discuss the Company’s guidelines and policies which govern the process of the Company’s risk assessment and risk management as well as discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

7) Review and discuss with management and the independent auditor, as it deems necessary or appropriate:

a) Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

b) Analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements;

c) The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements; and

d) The type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as review any financial information and earnings guidance provided to analysts and rating agencies. However, the Audit Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

B. Oversight of the Company’s Independent Auditor

      The Audit Committee shall:

1) Obtain and review a report from the independent auditor on at least an annual basis describing:

a) The internal quality-control procedures of such independent auditor;

b) Any material issues raised by the independent auditor’s most recent internal quality-control review or peer review and any steps taken to deal with such issues;

c) Any material issues raised by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the independent auditor and any steps taken to deal with such issues; and

d) To assess the auditor’s independence, all relationships between the independent auditor and the Company and its subsidiaries.

2) Evaluate the qualifications, performance and independence of the independent auditor, taking into account the foregoing report, the independent auditor’s work throughout the year and the opinions of management and the Company’s internal auditors, and report such conclusions to the Board of Directors.

3) Evaluate the lead (or coordinating) audit partner having primary responsibility for the audit, taking into account the opinions of management and the Company’s internal auditors.

4) Ensure the required rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the independent audit, and consider whether it is appropriate or necessary, in order to assure continuing independence, to rotate the Company’s independent auditor on a regular basis.

5) Set Company hiring policies with respect to the employment of current and former employees of the independent auditor.

6) Review and discuss with management and the independent auditor the proposed plan and overall scope of the Company’s annual audit.

C. Oversight of the Company’s Internal Audit Function

      The Audit Committee shall:

1) Review the activities of the internal audit department, including the proposed annual audit plan, periodic progress reports on the status of the plan and all concluded internal audits, including summaries of any significant issues raised during the performance of the internal audits.

2) Discuss with management and the independent auditor the responsibilities, budget and staffing of the internal audit department and any recommended changes in the planning and scope of the Company’s annual internal audit plan.

3) Approve in advance the retention and the dismissal of the head of the internal audit department.

D. Oversight of the Company’s Compliance with Legal and Regulatory Requirements

      The Audit Committee shall:

1) Obtain assurance from the independent auditor that the Company is in compliance with the provisions of Section 10A of the Securities Exchange Act of 1934, as amended.

2) Review with management and the independent auditors the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”), which prohibits unethical or illegal activities by the Company’s directors, officers and employees, as well as review the actions taken to monitor compliance with the Code of Conduct.

3) Approve any proposed waivers for directors or executive officers and review any material waivers for non-executive officers or employees granted by the Company’s Senior Vice President, Law and Administration or the Vice President and General Counsel pursuant to the Company’s Code of Conduct.

4) Review with management, the independent auditor and the Company’s counsel any legal, regulatory and environmental compliance matters that may have a material impact on the Company’s financial statements or accounting policies.

5) Establish procedures for the (a) receipt, retention and treatment of complaints received by the Company regarding the Company’s accounting, internal accounting controls or auditing matters, and (b) confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

6) Review and assess compliance with all applicable laws, rules and regulations, including those of the Securities and Exchange Commission and the New York Stock Exchange, specifically applicable to the composition and responsibilities of the Audit Committee.

Additional Powers and Responsibilities

      The Audit Committee shall have the authority to engage and obtain advice and assistance from advisors, including independent or outside legal counsel and accountants, as it determines is necessary or appropriate to carry out its duties and responsibilities. All related fees and costs of such advisors shall be paid promptly by the Company in accordance with its normal business practices.

      The Audit Committee shall, on an annual basis, review and reassess the adequacy of this Charter and conduct an evaluation of the Audit Committee’s own performance during such past year.

      The Audit Committee shall report its activities to the full Board on a regular basis, including without limitation, any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function, and shall perform such other activities or make such recommendations with respect to the above and other matters as the Audit Committee or the Board of Directors may from time to time deem necessary or appropriate.

[BURLINGTON RESOURCES LOGO]

YOUR VOTE IS IMPORTANT Your management will appreciate the prompt return of your signed proxy so the shares you own will be represented at the Annual Meeting of Stockholders.	Notice of Annual Meeting of Stockholders and Proxy Statement

To be held in the Ambassador Room,
The St. Regis Hotel,
1919 Briar Oaks Lane
Houston, Texas
April 21, 2004
9:00 a.m.

332-PS-02

March 15, 2004

To our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Burlington Resources Inc. (the “Company”) to be held at 9:00 a.m., local time, on Wednesday, April 21, 2004, in the Ambassador Room of The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas. Detailed information about the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. The Company has internet and telephone voting options for your convenience. We ask that you vote as soon as possible, by using either the internet or telephone options or by signing and returning your proxy by mail in the envelope provided.

Sincerely,

Bobby S. Shackouls
Chairman of the Board,
President and Chief Executive Officer

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

SOLICITED BY THE BOARD OF DIRECTORS

BURLINGTON RESOURCES INC. ANNUAL MEETING OF STOCKHOLDERS

April 21, 2004

The undersigned hereby appoints Bobby S. Shackouls and L. David Hanower, and each or either of them, with full power of substitution, as the proxy or the proxies (the “Proxies”) of the undersigned to represent and vote, as designated, all of the shares of stock of Burlington Resources Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held in the Ambassador Room, The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas on April 21, 2004 at 9:00 a.m. local time, and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if present at such Annual Meeting. In the election of directors, this proxy will be voted in accordance with the specifications so made on the reverse side. If no direction is given, this proxy will be voted FOR Proposal 1, FOR Prosposal 2 and FOR Proposal 3. Said Proxies shall have discretionary authority as to any other matters that may properly come before the meeting, in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

SEE REVERSE SIDE	(Important-To be Signed and Dated on Reverse Side)	SEE REVERSE SIDE

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Vote-by-Telephone OR Log on to the Internet and go to Call toll-free http://www.eproxyvote.com/br1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

     ☒ Please mark votes as in this example.

The Board of Directors recommends a vote FOR Proposal 1.		The Board of Directors recommends a vote FOR Proposals 2 and 3.
1. Election of Directors.			FOR	AGAINST	ABSTAIN
Nominees:
(01) B.T. Alexander, (02) R.V. Anderson, (03) L.I. Grant, (04) R.J. Harding, (05) J.T. LaMacchia, (06) R.L. Limbacher, (07) J.F. McDonald, (08) K.W. Orce, (09) D.M. Roberts, (10) J.A. Runde, (11) J.F. Schwarz, (12) W. Scott, Jr., (13) B.S. Shackouls, (14) S.J. Shapiro and (15) W.E. Wade, Jr.		2. Approval of an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock of the Company to 650,000,000.	☐	☐	☐
		3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s Independent auditor for the year ended December 31, 2004.	☐	☐	☐
FOR ☐	WITHHELD ☐

For all nominees except as written above
		MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

		MARK HERE FOR COMMENTS			☐

Please sign exactly as your name appears, if acting as attorney, executor, trustee or in other representative capacity, sign name and title. Joint owners should each sign.

Signature: ____________________________ Date: ___________ Signature: ____________________________ Date: ___________